Exhibit 10.1

English Summary of the First Amendment (“First Amendment”), dated and finalized November 27, 2018, to the Line of Credit Agreement (“Original Line of Credit”), dated and finalized November 30, 2017, between Banco Nacional de Comercio Exterior, S.N.C. a Mexican federal development banking institution (“Bancomext”) and Compañia Minera Pangea S.A. de C.V. (“CMP”).

Parties to the First Amendment: Bancomext and CMP.

Subject Matter of the First Amendment: Bancomext and CMP agreed to modified the following provisions of the Line of Credit:

Advances: The Line of Credit will be available for withdrawals for one (1) year beginning from December 1st, 2018.

Affirmative and Negative Covenants: The following environmental covenants were added:

•                  CMP must deliver to Bancomext, on an annual basis, a letter confirming its legal status and an update of any environmental and social fines and penalties it has received.

•                  CMP must submit to Bancomext, on an annual basis, a perimeter noise study.

•                  CMP must deliver to Bancomext, on annual basis, a copy of the acknowledgment of the determination of the risk rate related to work insurance presented before the Mexican Social Insurance Institute (Instituto Mexicano del Seguro Social). The due date for this delivery is within the first fifteen (15) working days of March of each year.

•                  CMP must deliver to Bancomext, on annual basis, a copy of the acknowledgment of receipt of the Annual Operation License (Cedula de Operacion Anual), presented before the Environmental and Natural Resources Secretary (Secretaria de Medio Ambiente y Recursos Naturales or “SEMARNAT”). The due date for this delivery is within the first fifteen (15) working days of July of each year.

•                  CMP must submit to Bancomext, on annual basis, a copy of its registration, before SEMARNAT, as a generator of special residues and hazardous material.

•                  If CMP exceeds 25,000 tons of CO2 equivalent emissions, CMP must solicit a verification executed by an entity accredited by the Report of Corporate Inventory of Compound Emissions and Greenhouse Gases (Reporte de Inventario Corporativo de Emisiones de Compuestos y Gases de Efecto Invernadero). Such verification must then be filed with SEMARNAT. CMP must deliver to Bancomext an acknowledgment of receipt from SEMARNAT.

•                  CMP must submit to Bancomext, on annual basis, a copy of its valid Unique Environmental License.

•                  CMP must submit to Bancomext, on an annual basis, a copy of the acknowledgment of receipt of its compliance reports related to compliance with resolutions SGPARN/247/01-

631, SG/145/2.1.1/0378/17, and SG/145/2.1/0428/16, which regulate the environmental impact authorization, and the change of use of forest lands.

•                  CMP must deliver to Bancomext, on an annual basis, a memo describing any progress in the implementation of programs and social benefits intended to improve the living conditions of the population living within the communities around the mine site.

Except for the foregoing amendments, all other provisions of the Original Line of Credit remain in full force and effect.